Exhibit 99.1

             Endwave Reports Third Quarter 2003 Financial Results

Company Achieves Improved Operating Results on Higher Than Expected Revenues,
                         Gross Margin, and Cash Flow

    SUNNYVALE, Calif., Oct. 28 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV) a leading provider of radio frequency (RF) subsystems for carrier-class cellular backhaul infrastructure, broadband wireless networks, and defense systems, today reported financial results for its third quarter ending September 30, 2003.
    Endwave reported revenues of $8.2 million for the third quarter of 2003, compared with revenues of $8.5 million for the second quarter of 2003 and $5.0 million for the third quarter of 2002. Net loss for the third quarter of 2003 was $735,000, or $0.08 loss per share, compared with net loss for the third quarter of 2002 of $13.9 million, or $1.56 loss per share. Cash, cash equivalents and short-term investments as of September 30, 2003 increased to $28.9 million from a balance of $28.5 million at June 30, 2003.
    Pro forma net loss for the third quarter of 2003 was $198,000, or $0.02 loss per share, compared with a pro forma net loss in the third quarter of 2002 of $6.0 million, or $0.67 loss per share. For the third quarter of 2003, pro forma net loss was calculated by excluding from net loss a restructuring charge of $516,000 for the previously announced reduction in force of approximately 20 positions and the amortization of deferred stock compensation charges of $21,000. For the third quarter of 2002, pro forma net loss was calculated by excluding from net loss the charge for impairment of long-lived assets of $3.1 million, restructuring charges of $1.8 million, special inventory charges of $3.1 million and the reversal of amortization of deferred stock compensation charges of $20,000. Management believes that excluding the items described above may permit investors to better compare results from period to period and more accurately assess the company's prospects.
    "We are pleased to have furthered our drive for profitability, with continued improvement in our operating metrics," said Ed Keible, CEO and President of Endwave Corporation. "We are particularly pleased with our greatly narrowed operating loss and positive cash flow, as we were able to achieve them in the third quarter, a quarter that has historically seen decreased revenues due to the summer shutdown periods of our major European OEM customers. Nonetheless, Endwave has exceeded prior projections for revenue, gross margin, and cash usage. Additionally, during the third quarter, we further restructured the company and positioned ourselves for stronger future operating results."

    Endwave Third Quarter 2003 Summary:

    -- Revenues were $8.2 million, an increase of approximately 65% from the same quarter in the prior year and exceeding the company's prior projections of $7 to $8 million. Shipments to non-telecom related "adjacent" markets comprised 12% of total revenues.
    -- Products were shipped to 28 customers during the quarter, including 8 new customers. Significant customers included Nokia, Stratex Networks and Siemens.
    -- Approximately 65% of products were manufactured offshore, an increase from 50% in the second quarter of 2003.
    -- An agreement was entered into with Nokia to develop the transceiver for their next-generation radio.
    -- Gross margin improved to 28% in the third quarter as compared to 27% in the second quarter of 2003.
    -- Cash, cash equivalents and short-term investments increased by $400,000 to $28.9 million at September 30, 2003.
    -- Days of sales outstanding ("DSOs") increased to 66 days from 61 days in the prior quarter.
    -- Net inventory decreased by $500,000 to $8.2 million at September 30, 2003 as compared with $8.7 million at June 30, 2003.
    -- A restructuring charge of $516,000 was recorded for severance related expenses as a result of a reduction in force during the third quarter.

    Endwave will hold its regularly scheduled third quarter earnings call today at 1:30 p.m. Pacific Time, which will be available via web cast by logging on to the investor relations section of our website at http://www.endwave.com/investors . The web cast replay will be available at approximately 2:30 p.m. Pacific Time, and will continue to remain available on-line for 90 calendar days after the call. An audio telephone replay of the conference call will also be available approximately one hour following the conclusion of the call, and will continue to be available for 5 calendar days by dialing 888-203-1112 (domestically) or 719-457-0820 (internationally), and entering reservation number 537533.

    About Endwave
    Endwave Corporation is a provider of radio frequency (RF) subsystems that enable the transmission and reception of voice and data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul networks, enterprise access, homeland security, defense electronics and radar systems, and other broadband applications. These products include integrated transceivers, oscillators/synthesizers, high-power cellular switch-combiners, and RF modules (amplifiers, frequency multipliers, switches, and up/down-converters). Endwave has more than 35 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Lamphun, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com .

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
    This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. These statements include, but are not limited to, statements regarding forecasted future financial results. Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that products will fail to achieve market acceptance, the timing or existence of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing, transitioning and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's report on Form 10-K and subsequently filed reports on Form 10-Q.

                             Condensed Balance Sheet
                                 (in thousands)

                                                September 30,     December 31,
                                                   2003               2002
                                                 (unaudited)        (audited)
    Assets
    Current assets
    Cash and cash equivalents                      $14,407            $9,224
    Short-term investments                          14,478            21,361
    Accounts receivables, net                        5,972             4,101
    Inventories, net                                 8,237            11,784
    Other current assets                               174               718
    Total current assets                            43,268            47,188
    Property and equipment, net                      8,102            12,713
    Other assets, net                                  148               148
    Total assets                                   $51,518           $60,049

    Liabilities and stockholders' equity
    Current liabilities:
    Accounts payable                                 2,358             2,038
    Warranty accrual                                 5,961             5,583
    Accrued compensation and other
     liabilities                                    1,242               773
    Other accrued liabilities                        1,503             1,437
    Current portion of capital lease
     obligations                                       --              1,146
    Current portion of notes payable                   510               491
    Total current liabilities                       11,574            11,468
    Capital lease obligations, less
     current portion                                   --                113
    Notes payable, less current portion                395               783
    Other long-term liabilities                        120               179
    Total stockholders' equity                      39,429            47,506
    Total liabilities and stockholders'
     equity                                        $51,518           $60,049




                             STATEMENTS OF OPERATIONS
                (in thousands, except share and per share amounts)
                                   (Unaudited)

                                    Three months ended    Nine months ended
                                    Sept. 30,  Sept. 30, Sept. 30, Sept. 30,
                                     2003       2002       2003       2002
    Total revenues                  $8,204     $4,954    $24,331    $15,577
    Costs and expenses:                                       --
    Cost of product revenues,
     including $3.1 million in
     non-recurring inventory write
     offs for the three and nine
     month periods ended September
     30, 2002.                         5,898      9,782     19,090     23,796
    Research and development           1,210      2,137      3,756      7,901
    Sales, general and
     administrative                    1,556      2,233      6,788      6,933
    Restructuring charges and
     asset write offs                    516      4,860      3,587      7,893
    Amortization of deferred stock
     compensation                         21        (20)       617      2,026
    Total costs and expenses           9,201     18,992     33,838     48,549
    Loss from operations                (997)   (14,038)    (9,507)   (32,972)
    Interest income and other, net       262         97        404      1,485
    Net loss                           $(735)  $(13,941)   $(9,103)  $(31,487)
    Basic and diluted net loss per
     share                            $(0.08)    $(1.56)    $(1.00)    $(3.53)
    Weighted shares used in per-
     share calculation             9,179,749  8,944,891  9,084,222  8,922,995

    Note:
    All per share numbers have been adjusted to reflect the 1 for 4 reverse stock split effected in June 2002.



                        PRO FORMA STATEMENTS OF OPERATIONS
                (in thousands, except share and per share amounts)
                                   (Unaudited)

                                     Three months ended    Nine months ended
                                     Sept. 30,  Sept. 30, Sept. 30,  Sept. 30,
                                      2003        2002       2003       2002
    Total revenues                    $8,204     $4,954    $24,331    $15,577
    Costs and expenses:                                         --
    Cost of product revenues           5,898      6,647     19,090     20,661
    Research and development           1,210      2,137      3,756      7,901
    Sales, general and
     administrative                    1,556      2,233      6,788      6,933
    Total costs and expenses           8,664     11,017     29,634     35,495
    Loss from operations                (460)    (6,063)    (5,303)   (19,918)
    Interest income and other, net       262         97        404        331
    Proforma net loss                  $(198)   $(5,966)   $(4,899)  $(19,587)
    Proforma basic and diluted net
     loss per share                   $(0.02)    $(0.67)    $(0.54)    $(2.20)
    Weighted shares used in per-
     share calculation             9,179,749  8,944,891  9,084,222  8,922,995


    Basis of presentation:
    1. Pro forma operating results exclude the effects restructuring costs, impairment of long-lived assets, special inventory charges, amortization of deferred stock compensation charges, benefit of reversal of excess accrued lease termination costs, and gain on contract termination.

    2. All per share numbers have been adjusted to reflect the 1 for 4 reverse stock split effected in June 2002.


                   ACTUAL TO PRO FORMA NET LOSS RECONCILIATION
                                  (in thousands)
                                   (unaudited)

                                             Three months      Nine months
                                                ended             ended
                                             Sept.   Sept.    Sept.     Sept.
                                              30,     30,      30,       30,
                                             2003     2002     2003     2002
    Net loss (actual)                      $(735) $(13,941) $(9,103) $(31,487)
    Impairment of long-lived assets                  3,110              5,163
    Restructuring charges                    516     1,750    3,587     3,220
    Special inventory charges                        3,135              3,135
    Gain on contract termination             --         --       --    (1,154)
    Reversal of excess accrued lease
     termination costs                       --         --       --     (490)
    Amortization of deferred stock
     compensation                             21       (20)     617     2,026
    Net loss (pro forma)                   $(198)  $(5,966) $(4,899) $(19,587)

SOURCE  Endwave Corporation
    -0-                             10/28/2003
    /CONTACT: Julianne Biagini, Chief Financial Officer, +1-408-522-3105, or Mark Hebeisen, VP Marketing, +1-408-522-7702, both of Endwave Corporation/
    /Web site:  http://www.endwave.com /
    (ENWV)

CO:  Endwave Corporation
ST:  California
IN:  CPR MLM STW TLS
SU:  ERN CCA